Exhibit 99.1

Nucor Reports Record Quarterly Earnings for the Third Quarter of 2021

CHARLOTTE, N.C. – October 21, 2021—Nucor Corporation (NYSE: NUE) today announced record quarterly consolidated net earnings of $2.13 billion, or $7.28 per diluted share, for the third quarter of 2021. By comparison, Nucor reported consolidated net earnings of $1.51 billion, or $5.04 per diluted share, for the second quarter of 2021 and $193.4 million, or $0.63 per diluted share, for the third quarter of 2020.

In the first nine months of 2021, Nucor reported consolidated net earnings of $4.58 billion, or $15.34 per diluted share, compared with consolidated net earnings of $322.6 million, or $1.06 per diluted share, in the first nine months of 2020.

“During the third quarter, we once again achieved record results, with earnings per share of $7.28. Our third quarter performance surpassed our previous record of $5.04 set in the second quarter of this year and almost matched our full year earnings record of $7.42 that we set back in 2018,” said Leon Topalian, Nucor’s President and Chief Executive Officer. “Congratulations to the entire Nucor team for delivering the phenomenal results we have seen so far this year while staying focused on our Safety goals. I am incredibly proud of our team and what we have accomplished.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the third quarter and first nine months of 2021 and 2020 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	Oct. 2, 2021	Oct. 3, 2020	Oct. 2, 2021	Oct. 3, 2020
Steel mills	$3,116,539	$205,152	$6,606,320	$512,082
Steel products	368,595	186,976	839,737	502,409
Raw materials	161,870	6,232	505,248	(3,068)
Corporate/eliminations	(777,897)	(107,942)	(1,758,204)	(393,651)

	$2,869,107	$290,418	$6,193,101	$617,772

The steel mills segment and the steel products segment both set a record for the highest quarterly earnings before income taxes and noncontrolling interests in the third quarter of 2021.

Financial Review

Nucor’s consolidated net sales increased 17% to $10.31 billion in the third quarter of 2021 compared with $8.79 billion in the second quarter of 2021 and increased 109% compared with $4.93 billion in the third quarter of 2020. Average sales price per ton in the third quarter of 2021 increased 22% compared with the second quarter of 2021 and increased 86% compared with the third quarter of 2020. A total of 7,172,000 tons were shipped to outside customers in the third quarter of 2021, a 4% decrease from the second quarter of 2021 and a 13% increase from the third quarter of 2020. Total steel mill shipments in the third quarter of 2021 decreased 3% as compared to the second quarter of 2021 and increased 16% as compared to the third quarter

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly Earnings for the Third Quarter of 2021 (Continued)

of 2020. Steel mill shipments to internal customers represented 21% of total steel mill shipments in the third quarter of 2021, compared with 20% in the second quarter of 2021 and 21% in the third quarter of 2020. Downstream steel product shipments to outside customers in the third quarter of 2021 was consistent with the second quarter of 2021 and increased 3% from the third quarter of 2020.

In the first nine months of 2021, Nucor’s consolidated net sales of $26.12 billion were an increase of 76% compared with consolidated net sales of $14.88 billion reported in the first nine months of 2020. Total tons shipped to outside customers in the first nine months of 2021 were 21,830,000, an increase of 15% from the first nine months of 2020, while the average sales price per ton in the first nine months of 2021 increased 53% from the first nine months of 2020.

The average scrap and scrap substitute cost per gross ton used in the third quarter of 2021 was $511, a 12% increase compared to $457 in the second quarter of 2021 and an 84% increase compared to $277 in the third quarter of 2020. The average scrap and scrap substitute cost per gross ton used in the first nine months of 2021 was $457, a 60% increase compared to $285 in the first nine months of 2020.

Included in the second quarter of 2021 earnings is a $42.0 million, or $0.11 per diluted share, non-cash impairment charge related to our leasehold interest in unproved oil and natural gas properties. This charge is included in the raw materials segment. Included in earnings for the third quarter of 2020 is a restructuring charge of $16.4 million, or $0.04 per diluted share, related to the realignment of Nucor’s metal buildings business. This charge is included in the steel products segment.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $36 million, or $0.09 per diluted share, in the third quarter of 2021, compared with approximately $22 million, or $0.06 per diluted share, in the second quarter of 2021 and approximately $22 million, or $0.06 per diluted share, in the third quarter of 2020.

In the first nine months of 2021, pre-operating and start-up costs related to the Company’s growth projects were approximately $76 million, or $0.19 per diluted share, compared with approximately $73 million, or $0.18 per diluted share, in the first nine months of 2020.

Overall operating rates at the Company’s steel mills decreased to 96% in the third quarter of 2021 as compared to 97% in the second quarter of 2021 and increased from 83% in the third quarter of 2020. Operating rates in the first nine months of 2021 increased to 96% as compared to 80% in the first nine months of 2020.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly Earnings for the Third Quarter of 2021 (Continued)

Financial Strength

At the end of the third quarter of 2021, we had $2.29 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. Our significant cash flow generation has allowed us to maintain our strong liquidity position all while funding two strategic acquisitions and continuing to execute our share repurchase program during the third quarter.

The Company’s $1.50 billion revolving credit facility remains undrawn and does not expire until April 2023. Nucor continues to have the strongest credit rating in the North American steel sector (Baa1/A-) with stable outlooks at both Moody’s and Standard & Poor’s.

Commitment to Returning Capital to Stockholders

During the third quarter of 2021, Nucor repurchased approximately 8.2 million shares of its common stock at an average price of $104.60 per share (20.3 million shares year-to-date at an average price of $87.19 per share). As of October 2, 2021, Nucor had approximately 285,799,000 shares outstanding and approximately $1.9 billion remaining for repurchases under its newly authorized share repurchase program.

On September 17, 2021, Nucor’s board of directors declared a cash dividend of $0.405 per share. This cash dividend is payable on November 10, 2021 to stockholders of record as of September 30, 2021 and is Nucor’s 194th consecutive quarterly cash dividend.

Third Quarter of 2021 Analysis

All three operating segments continued to generate robust profitability in the third quarter of 2021. Earnings of the steel mills segment increased significantly in the third quarter of 2021 as compared to the second quarter of 2021, mainly driven by higher realized selling prices. The steel products segment generated significantly increased earnings in the third quarter of 2021 due to margin expansion caused by higher average selling prices. The raw materials segment’s earnings in the third quarter of 2021 were comparable to the second quarter of 2021, excluding the impairment charge recorded in the second quarter of 2021.

Fourth Quarter of 2021 Outlook

We expect continued strong results for the fourth quarter of 2021, potentially exceeding the net earnings record set in the third quarter of 2021. Demand remains robust across most end-use markets, a trend we expect will continue well into 2022. Backlogs in our steel mills and steel products segments remain elevated compared to historical levels.

We expect the profitability of the steel mills segment to improve in the fourth quarter of 2021 as compared to the third quarter of 2021, driven by additional earnings growth at our sheet and plate mills. We expect the profitability of the steel products segment to increase in the fourth quarter of 2021 compared to the third quarter of 2021. The raw materials segment’s earnings in the fourth quarter of 2021 are expected to decrease compared to the third quarter of 2021 due primarily to margin compression at our direct reduced iron facilities.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly Earnings for the Third Quarter of 2021 (Continued)

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s third quarter results on October 21, 2021 at 2:00 p.m. Eastern Time. The conference call will be available over the Internet at www.nucor.com, under Investors.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties surrounding the global economy, including excess world capacity for steel production; (9) fluctuations in currency conversion rates;

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly Earnings for the Third Quarter of 2021 (Continued)

(10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; and (14) the impact of the COVID-19 pandemic and any variants of the virus. These and other factors are discussed in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2020. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries—Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries—Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly Earnings for the Third Quarter of 2021 (Continued)

Tonnage Data
(In thousands)
	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	Oct. 2, 2021	Oct. 3, 2020	Percent Change	Oct. 2, 2021	Oct. 3, 2020	Percent Change
Steel mills total shipments:
Sheet	2,789	2,469	13%	8,629	7,345	17%
Bars	2,350	2,119	11%	7,092	6,092	16%
Structural	738	553	33%	2,042	1,754	16%
Plate	605	424	43%	1,800	1,472	22%
Other	61	61	—	258	230	12%

	6,543	5,626	16%	19,821	16,893	17%

Sales tons to outside customers:
Steel mills	5,144	4,442	16%	15,690	13,382	17%
Joist	190	153	24%	529	406	30%
Deck	139	129	8%	404	365	11%
Cold finished	123	99	24%	383	300	28%
Rebar fabrication products	323	328	-2%	943	948	—
Piling	144	186	-23%	451	522	-14%
Tubular products	272	280	-3%	791	816	-3%
Other steel products	116	92	26%	325	278	17%
Raw materials	721	658	10%	2,314	2,016	15%

	7,172	6,367	13%	21,830	19,033	15%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly Earnings for the Third Quarter of 2021 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	Oct. 2, 2021	Oct. 3, 2020	Oct. 2, 2021	Oct. 3, 2020
Net sales	$10,313,223	$4,927,960	$26,119,527	$14,879,603

Costs, expenses and other:
Cost of products sold	6,906,950	4,425,765	18,617,314	13,370,181
Marketing, administrative and other expenses	526,345	165,513	1,204,539	460,922
Equity in (earnings) losses of unconsolidated affiliates	(32,464)	(479)	(65,106)	14,422
Losses on assets	—	6,604	50,970	299,450
Interest expense, net	43,285	40,139	118,709	116,856

	7,444,116	4,637,542	19,926,426	14,261,831

Earnings before income taxes and noncontrolling interests	2,869,107	290,418	6,193,101	617,772
Provision for income taxes	645,842	67,788	1,410,863	207,610

Net earnings	2,223,265	222,630	4,782,238	410,162
Earnings attributable to noncontrolling interests	95,522	29,215	205,195	87,535

Net earnings attributable to Nucor stockholders	$2,127,743	$193,415	$4,577,043	$322,627

Net earnings per share:
Basic	$7.29	$0.63	$15.37	$1.06
Diluted	$7.28	$0.63	$15.34	$1.06
Average shares outstanding:
Basic	290,510	303,394	296,431	303,072
Diluted	291,152	303,441	296,928	303,099

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly Earnings for the Third Quarter of 2021 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Oct. 2, 2021	Dec. 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,764,293	$2,639,671
Short-term investments	247,247	408,004
Accounts receivable, net	4,087,293	2,298,850
Inventories, net	5,678,715	3,569,089
Other current assets	346,277	573,048

Total current assets	12,123,825	9,488,662
Property, plant and equipment, net	7,777,277	6,899,110
Restricted cash and cash equivalents	281,345	115,258
Goodwill	2,787,992	2,229,672
Other intangible assets, net	1,171,292	668,021
Other assets	807,748	724,671

Total assets	$24,949,479	$20,125,394

LIABILITIES
Current liabilities:
Short-term debt	$102,737	$57,906
Current portion of long-term debt and finance lease obligations	615,130	10,885
Accounts payable	1,870,035	1,432,159
Salaries, wages and related accruals	1,323,365	462,727
Accrued expenses and other current liabilities	886,332	664,183

Total current liabilities	4,797,599	2,627,860
Long-term debt and finance lease obligations due after one year	4,949,945	5,271,789
Deferred credits and other liabilities	1,251,643	993,884

Total liabilities	10,999,187	8,893,533

EQUITY
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,131,514	2,121,288
Retained earnings	15,561,261	11,343,852
Accumulated other comprehensive loss, net of income taxes	(85,901)	(118,861)
Treasury stock	(4,336,415)	(2,709,675)

Total Nucor stockholders’ equity	13,422,520	10,788,665
Noncontrolling interests	527,772	443,196

Total equity	13,950,292	11,231,861

Total liabilities and equity	$24,949,479	$20,125,394

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

Nucor Reports Record Quarterly Earnings for the Third Quarter of 2021 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months (39 Weeks) Ended
	Oct. 2, 2021	Oct. 3, 2020
Operating activities:
Net earnings	$4,782,238	$410,162
Adjustments:
Depreciation	546,619	525,688
Amortization	76,656	62,877
Stock-based compensation	97,652	56,122
Deferred income taxes	166,748	140,606
Distributions from affiliates	200	3,021
Equity in (earnings) losses of unconsolidated affiliates	(65,106)	14,422
Losses on assets	50,970	299,450
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(1,622,668)	37,547
Inventories	(1,976,738)	590,434
Accounts payable	343,014	15,366
Federal income taxes	262,195	18,848
Salaries, wages and related accruals	835,381	(69,235)
Other operating activities	123,202	100,283

Cash provided by operating activities	3,620,363	2,205,591

Investing activities:
Capital expenditures	(1,207,088)	(1,179,081)
Investment in and advances to affiliates	(193)	(16,542)
Disposition of plant and equipment	15,581	19,492
Acquisitions (net of cash acquired)	(1,346,608)	(20,368)
Purchase of investments	(394,141)	(401,986)
Proceeds from the sale of investments	554,898	301,249
Other investing activities	1,042	(33,536)

Cash used in investing activities	(2,376,509)	(1,330,772)

Financing activities:
Net change in short-term debt	44,831	1,334
Proceeds from issuance of long-term debt, net of discount	196,990	1,237,635
Repayment of long-term debt	—	(97,150)
Bond issuance related costs	—	(6,250)
Proceeds from exercise of stock options	143,874	—
Payment of tax withholdings on certain stock-based compensation	(71,494)	(17,691)
Distributions to noncontrolling interests	(120,619)	(106,193)
Cash dividends	(366,606)	(368,636)
Acquisition of treasury stock	(1,773,848)	(39,499)
Other financing activities	(7,993)	(6,983)

Cash (used in) provided by financing activities	(1,954,865)	596,567

Effect of exchange rate changes on cash	1,720	(7,790)

Increase in cash and cash equivalents and restricted cash and cash equivalents	(709,291)	1,463,596
Cash and cash equivalents and restricted cash and cash equivalents—beginning of year	2,754,929	1,534,605

Cash and cash equivalents and restricted cash and cash equivalents—end of nine months	$2,045,638	$2,998,201

Non-cash investing activity:
Change in accrued plant and equipment purchases	$14,997	$—

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com